EXHIBIT 99.1



                TRITON SELLS PIPELINE INTEREST FOR $100 MILLION

DALLAS, TEXAS -- February 2, 1998 - Triton Energy has sold its 9.6% equity interest in the Colombian pipeline company, Oleoducto Central S.A. (OCENSA), for $100 million. Net proceeds are approximately $98 million after $2 million of expenses. The sale results in a $50 million gain (aftertax), or approximately $1.36 per diluted share, and will be recorded in the first quarter of 1998.

Triton has retained its transportation rights, or the Company's ability to ship its share of Cusiana and Cupiagua oil production through the OCENSA pipeline system, which is based on a separate transportation agreement. Under the Company's transportation agreement, Triton - as an initial shipper of oil on the pipeline - retains the right to transport Cusiana light crude through the system in proportion to its interest in the fields at a preferential tariff rate.

"We continue our strategy of harvesting nonstrategic assets with the sale of our equity interest in OCENSA," said Peter Rugg, Triton Senior Vice President and Chief Financial Officer.

The Company also has entered into an equity swap in order to participate in the future value of the equity in OCENSA.

"The sale, which is a significant part of our finance plan, better positions Triton to meet our anticipated funding requirements this year," Rugg continued.

During the first quarter of 1998, proceeds from the OCENSA sale, cash flow from Colombian oil production and new bank credit agreements will be used to prepay Triton's $125 million syndicated revolving credit facility, as well as provide funds for investments or capital expenditures during the year.

"We anticipate a meaningful increase in operating cash flow from greater oil production from the Cusiana and Cupiagua fields in Colombia, targeted to reach 500,000 barrels per day in 1998," said Rugg. "In addition, we are establishing new credit agreements with several banks. To date, $150 million of these new agreements, which provide more extended terms than our existing $125 million revolving credit facility, has been signed."

OCENSA was created in 1994 to own, expand, finance and operate the pipeline and port facilities that transport oil from Colombia's Cusiana and Cupiagua fields to market. The pipeline system, 30 and 36 inches in diameter, traverses 495 miles (800 kilometers) across Colombia from the Llanos Basin, over the Eastern Cordillera of the Andes Mountains to the Caribbean port of Covenas.

The pipeline company was formed by Triton, its partners in the Cusiana and Cupiagua fields - Ecopetrol, British Petroleum and TOTAL - and two Canadian pipeline companies, IPL Enterprises (Colombia) Inc. and TCPL International Investments Inc.

Triton Energy Limited (NYSE: OIL) is a Dallas-based international oil and gas exploration and production company primarily focused on large-scale projects and exploration opportunities around the world. The Company has major projects under way in Latin America and Southeast Asia. It is actively exploring for oil and gas in these areas, as well as in southern Europe, Africa and the Middle East.

Certain statements in this news release regarding future expectations and financial performance, including oil production from the Cusiana and Cupiagua fields, may be regarded as "forward-looking statements" within the meaning of the U.S. Securities Litigation Reform Act. They are subject to various risks and uncertainties, such as the timely completion of exploration, appraisal and development activities. These are discussed in detail in the Company's Securities and Exchange Commission filings, including the report on Form 10Q for the quarter ended September 30, 1997. Actual results may vary materially.

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Contacts:  Investors/Financial  Community  -  Crystal  C.  Bell,  214.691.5200
         Media  -  Sheila  Durante,  214.696.7655

For  more  information  about  Triton: www.tritonenergy.com or 1.888.OIL.NYSE.
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